Exhibit 10.5

November 17, 2010

Scott M. Coiante
33 Cliffwood Drive
Allentown, NJ  08501

Re:          Employment Offer

Dear Scott:

On behalf of Agile Therapeutics, Inc. (the “Company”), I am pleased to offer you employment as Vice President of Finance reporting to the Chief Executive Officer of the Company.  The purpose of this letter is to set forth the terms of the offer.

1.                                      Your position will be as a regular full-time employee commencing on December 1, 2010.  As a regular full-time employee, you will be expected to devote all of your business time and best efforts to the performance of your duties and responsibilities to the Company, as these may be changed by the Company from time to time.

2.                                      Your annual base salary will be $225,000 (less applicable required withholding and deductions).  Your salary will be paid in accordance with the Company’s standard payroll policies.

3.                                      The Company does not currently have a Company-wide performance-based cash bonus plan, but you will be eligible to participate in such a plan if and when such a plan is instituted in the future.  In the meantime, beginning in 2011, you will be eligible for an annual bonus at a target rate of 25% of your annual base salary payable in cash, based on individual and corporate performance objectives.  The Board of Directors will determine whether and to what extent the objectives have been met.

4.                                      As an inducement to joining the Company, the Company will pay you a signing bonus of $10,000 promptly after the commencement of your employment.

5.                                      Subject to the approval of the Board of Directors, you will be granted a stock option to purchase 17,047 shares of the Company’s common stock, currently representing 0.5% of the Company’s common stock.  The stock option will be subject to the terms of the

Company’s Amended and Restated 2008 Equity Incentive Stock Plan (the “Plan”) and standard stock option agreement.  The per-share exercise price of the stock option will be the fair market value on the date of grant, as determined by the Board of Directors.  The stock option will vest as follows, provided that you continue to be employed by the Company on each respective vesting date: 25% on the first anniversary date of the commencement date of your employment, and the balance in 36 substantially equal monthly installments beginning in the thirteenth month after the commencement date of your employment, and vesting will accelerate upon a Change of Control of the Company (as defined in the Plan).  You will also be eligible to be considered for additional stock option grants in the future, subject to approval by the Board of Directors.

6.                                      You will be entitled to three [NOTE: changed by hand to four weeks and initialed.] weeks’ vacation each year, accruing in accordance with the vacation policies established by the Company from time to time.  You will also be entitled to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service, including the right to participate in Company-sponsored medical and dental insurance plans and a 401(SIMPLE) plan.  Prior to the establishment of a Company health insurance plan, the Company will reimburse you for certain costs of your health insurance in accordance with the terms of the Company’s reimbursement program.  The Company currently reimburses employees for 100% of the medical and dental insurance premiums that they pay.  These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate and necessary by the Company.

7.                                      As a condition of employment, you will be required to sign the Company’s standard form of Non-Disclosure, Invention Assignment, Non-Solicitation and Non-Compete Agreement (the “Non-Disclosure Agreement”).  By accepting this offer, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, trust or individual for which you have performed services.  You further confirm that by accepting this offer you will not breach any contract, agreement or other instrument to which you are a party or are bound.

8.                                      Please note that this letter and your response do not create a contract or promise of employment for a definite period of time.  Therefore, you are free to resign for any reason or for no reason.  Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause.  We do request, however, that you give reasonable notice if you decide to terminate your employment with us.  Notwithstanding anything to the contrary stated in this letter, if the Company terminates your employment without cause, upon the receipt from you of a release in form and substance satisfactory to the Company, the Company will pay you severance in an amount equal to your base salary for a period of three months, which amount may be paid, at the Company’s election, either in a lump sum or by salary continuation.  For purposes of this letter, the term “cause” shall mean a reasonable belief by the Company that one or more of the following acts, events or conditions has occurred:  (i) your habitual intoxication or abuse of a controlled substance; (ii) your conviction of a felony involving moral turpitude; (iii) your adjudication as an incompetent; (iv) a breach by you of any material term set forth herein or in the Non-Disclosure Agreement, including but not limited to your failure to faithfully, diligently and adequately perform your duties that is not corrected within ten days after written notice from the Company; (v) a violation by you in any material respect of any of the Company’s rules, regulations or policies; (vi) gross insubordination by you in the performance of your duties; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of the Company, has had or may have a material adverse effect on your reputation or that of the Company; (ix) any continued or repeated absence, unless the absence is approved or excused by the Company; or (x) misappropriation by you of any funds or property of the Company, theft, embezzlement or fraud.

9.                                      You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed from time to time.

10.                               This offer expires at 5:00 p.m. on November 23, 2010 if not accepted by then.

11.                               This offer is subject to successful completion of a pre-employment background check and documentation of eligibility to work in the United States, to be completed as soon as possible following your acceptance of this offer.  The Company will notify you when the background check has been completed.

12.                               By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter.

13.                               Upon the commencement of your employment with the Company, the term of the Consulting Agreement dated June 29, 2010 (the “Consulting Agreement”) between you and the Company will terminate; provided, however, that Sections 6, 7 and 8 of the Consulting Agreement and all other terms of the Consulting Agreement that are intended to endure beyond the term of the Consulting Agreement shall survive such termination.

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Acceptance of this offer should be acknowledged by signing both originals and returning one to me.  Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you.

Sincerely,

/s/ Al Altomari

Al Altomari
President and CEO

Accepted and agreed:

/s/ Scott M. Coiante
Scott M. Coiante

Date: November 23, 2010